Exhibit 99.1

urban-gro Announces Departure of Larry Dodson, CTO

Dodson Led the Integration of Wireless Crop Monitoring Technology into urban-gro’s offering; Edyza to Continue the Development and Sales of Technology to Agriculture, Horticulture and Cannabis Markets

FOR IMMEDIATE RELEASE

Lafayette, Colo., (March 23, 2020) – urban-gro, Inc. (OTCQX: UGRO) (“urban-gro” or the “Company”), a leading engineering design services company that integrates complex equipment systems into high-performance indoor cannabis cultivation facilities around the world, has announced the departure of Larry Dodson, CTO, effective March 20, 2020.

“Larry Dodson has provided exceptional contributions to the growth of urban-gro,” said Bradley Nattrass, CEO and Chairman of urban-gro. “As urban-gro has evolved into a full-service engineering design firm for indoor cultivation facilities, Larry is leaving us to focus on working closely with Edyza who has developed a proprietary industrial IoT platform, which urban-gro is a leading investor. Edyza’s corporate DNA is built to innovate and adapt their powerful sensor platform quickly to the needs of today’s cannabis and horticulture markets, and Larry already has a strong working relationship with the Edyza management team.”

“Working as urban-gro’s CTO has been a rewarding experience and a career highlight. I am grateful to Brad Nattrass and the urban-gro team,” says Larry Dodson. “Ag-tech innovations are moving quickly both for cannabis and traditional horticulture industries. With a strong relationship with the Edyza team, it’s a logical step for me to assist Edyza to continue to push this leading-edge technology to the agriculture markets.”

urban-gro and Edyza formed a strategic partnership that led to the successful deployment of Edyza’s high density sensor platform for controlled environmental agriculture across several large urban-gro accounts. With the recent restructuring of the partnership, Edyza will directly manage the existing deployments originated by urban-gro and will begin direct marketing and sales efforts to all agriculture markets.

“With our joint efforts with urban-gro, we now have a proven track record in providing cultivators, researchers, facility managers, and investors greater visibility into the environments within their greenhouse,” stated Atul Patel, CEO and Co-Founder of Edyza. “We are excited to have Larry bring his hands-on experience with deploying and marketing our solutions.”

Edyza’s high density sensor platform has been able to bring visibility of canopy environments with a 10 cubic feet level accuracy to successfully help growers identify anomalies in their growing conditions, pinpoint mechanical inefficiencies with HVAC and dehumidification systems, and take decisive actions in their workflows based on real tangible data.

About urban-gro, Inc.

urban-gro, Inc. (OTCQX: UGRO) is a leading engineering design services company that integrates complex equipment systems into high-performance indoor cannabis cultivation facilities around the world. Our highly tailored, plant-centric approach to the design, procurement, and systems integration provides a single point of accountability throughout the project lifecycle. urban-gro further ensures operational efficiency and economic advantage for commercial cultivators through a full spectrum of professional services and product solutions focused on facility optimization and promoting environmental health. In every engagement, our unwavering focus is on solutions that ensure success. Visit www.urban-gro.com to learn more. Follow urban-gro on Instagram, Facebook, Twitter and LinkedIn.

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About Edyza

Edyza is a hardware and software technology company that enables dense sensor and control networks in agriculture, healthcare, and other environments that require precise micro-climates. Edyza’s high density internet of things (HD-IoT) wireless communication software uses a proprietary channel method to enable thousands of sensors and actuators to communicate in close proximity with extraordinary power efficiency and minimal interference. Combined with its fog, edge and cloud computing software platform, Edyza offers unprecedented levels of data with the scale, precision, and resolution needed for machine learning, predictive analytics, and automation. Edyza is based in Irvine, California and has 30 years of combined experience in wireless, big data, and software-as-a-service. Edyza builds nervous systems for the physical world with our IoT-HD technologies. To learn more, visit www.edyza.com.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to future relationship between urban-gro and Edyza and any anticipated synergies relating thereto. These risks and uncertainties are further defined in filings and reports by us with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission.

For inquiries, please contact:

Investor Relations Contact:
Phil Carlson

KCSA Strategic Communications

Email: pcarlson@kcsa.com

Phone: (212) 896-1233

Media Contact:
Anne Graf

KCSA Strategic Communications

Email: agraf@kcsa.com

Phone: (786) 390-2644

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